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                                                                   EXHIBIT 23(a)

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors of
Avnet, Inc.

We consent to the incorporation by reference in this Registration Statement on Form S-3 of Avnet, Inc. of our report dated August 7, 2002, included in the Annual Report on Form 10-K of Avnet, Inc. for the year ended June 28, 2002 and to the reference to our firm under the heading "Experts" in the related prospectus. The fiscal 2001 and 2000 financial statements and financial statement schedule of Avnet, Inc. were audited by other auditors who have ceased operations. Those auditors' report dated August 14, 2001, on those financial statements and financial statement schedule, was unqualified.

Our report refers to the Company's change in accounting for goodwill and other intangible assets during its fiscal year ended June 28, 2002.

                                                     /s/ KPMG LLP

Phoenix, Arizona
July 23, 2003